Exhibit 4.43

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Debt Settlement Agreement

Signed in Tel Aviv on March 24, 2024

Between:

*****

*****

(Hereinafter: “*****”)

And:

1.	Comsec Ltd. Registration No. 511187304 (Hereinafter: “Comsec”)

2.	Comsec Distribution Ltd. Registration No. 515346435 (Hereinafter: “Comsec Distribution”)

3.	Hub Cybr Security Ltd. Registration No. 511029373 (Hereinafter: “Hub”)

(All together: “The Debtor”)

All located at 30 Hamisgar Street, Tel Aviv, 6721117

Whereas:

***** and Comsec, and Comsec Distribution had a business relationship where Comsec acted as a distributor of *****’s products, resulting in a debt owed by Comsec Distribution to *****. Hub provided a guarantee for the full amount of this debt to secure Comsec Distribution’s obligations to *****.

And Whereas:

***** filed a legal proceeding under case number ******* in the Tel Aviv District Court (hereinafter: “the proceeding”) against Comsec, Comsec Distribution, and Hub, during which assets of Comsec, Comsec Distribution, and Hub were seized.

And Whereas:

The parties wish to resolve their disputes as detailed in this agreement.

Therefore, it is declared, stipulated, and agreed between the parties as follows:

1.	Interpretation

1.1.	The preamble and annexes of this agreement form an integral part of it.

1.2.	Section titles are intended for reference purposes only and will not be used to interpret this agreement.

2.	The Settlement

2.1.	The parties have agreed to settle the debt to ***** for a total and final amount of 13,655,867 NIS (in words: Thirteen million six hundred fifty-five thousand eight hundred sixty-seven New Israeli Shekels) (hereinafter: “The Debt Amount”).

2.2.	It is clarified that the Debt Amount is final and absolute and includes all components and payments, including attorney fees, court costs, etc.

2.3.	The Debt Amount will be paid as follows:

2.3.1.	An amount of 5,000,000 NIS will be paid no later than April 7, 2024.

2.3.2.	An additional amount of 4,327,933.5 NIS will be paid no later than May 15, 2024.

2.3.3.	The remaining amount of 4,327,933.5 NIS will be paid no later than July 15, 2024.

2.4.	It is agreed that upon the signing of this agreement, the Debtor will hand over to ***** postdated checks from Hub as mentioned in section 2.3 above. ***** will be entitled to deposit each check on its due date.

2.5.	It is agreed that this settlement will be submitted by the parties to the court for approval as a judgment in the proceeding, but not before March 28, 2024. Until this date (March 28, 2024), ***** agrees to extend deadlines for Comsec, Comsec Distribution, and Hub to submit their defense.

2.6.	It is agreed that upon full payment of the amount of 5,000,000 NIS as specified in section 2.3.1 above, ***** will submit a request in the proceeding to lift all the seizures imposed by it on all the assets of Comsec, Comsec Distribution, and Hub of any kind.

2.7.	Additionally, except for lifting the seizures as mentioned, until the remaining Debt Amount is received, and provided that the Debtor has met the payment schedule in full and on time, and the checks have been fully honored by the relevant bank, ***** will not take any actions within the proceeding or otherwise against any of the parties. If one or more payments are not fully made on time, the remaining debt balance will become immediately due and will bear a cumulative monthly late interest rate of 2% per month from the date of signing this agreement until the actual payment date. For the avoidance of doubt, ***** will act to collect the Debt Amount directly through the Execution Office.

3.	Waiver and Final Settlement

This agreement exhausts all claims, causes of action, and remedies arising from and/or related directly and/or indirectly to the proceeding. Therefore, full and timely payment of the Debt Amount will constitute a complete and absolute settlement towards *****, and none of the parties and/or anyone on their behalf will have any claim and/or demand and/or lawsuit of any kind in relation to all the claims and/or causes of action raised in the proceeding, directly and/or indirectly, thereby establishing a res judicata preventing and estopping any claims regarding all the causes of action asserted in the proceeding, directly and/or indirectly.

4.	Hub’s Guarantee

As mentioned, Hub provided a guarantee for the full Debt Amount to secure Comsec Distribution’s debt to *****.

5.	Miscellaneous

5.1.	This agreement encompasses all the agreements between the parties, and any amendment or modification will only be made in a written document signed by all parties.

5.2.	Drafts of this agreement will not be admissible as evidence before judicial or quasi- judicial bodies and will not be used to interpret this settlement agreement or any of its clauses.

5.3.	The parties will act jointly and in good faith towards each other to implement it.

In Witness Whereof, the parties have signed:

Signatures for the Debt Settlement:

*****

Hub Cyber Security Ltd.

Comsec Distribution Ltd.

Comsec Ltd.

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